EXHIBIT 10.2

LONG TERM CASH INCENTIVE PLAN
AWARD AGREEMENT

This Columbia Sportswear Company Long Term Cash Incentive Plan Agreement (or the “Agreement”) is made and entered into this ____________________ by and between:

Columbia Sportswear Company (the “Company”), a corporation having its registered office at _________________, and ____________________ (the “Recipient”).

The Award is made pursuant to Chapter 5 of the 2014 Long Term Cash Incentive Plan (the "Plan") and the Recipient desires to accept the Award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1. Award. The Company awards to the Recipient under the Plan a Long Term Cash Incentive Award with a target amount of ________________ (the "Award"), subject to forfeiture or increase as provided in Section 1(c) of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

(a)    Rights under Award. The Award represents the unfunded, unsecured right to require the Company to deliver to the Recipient a payment in cash as provided in this Agreement. The amount of cash deliverable with respect to the Award is subject to adjustment as provided in Section 1(c) of this Agreement.

(b)    Vesting Dates. The Award shall initially be 100% unvested and subject to forfeiture. The portion of the Award not forfeited pursuant to Section 1(c) of this Agreement shall vest as follows: (a) 1/3 of the award shall vest on the last day of the final month of the fiscal year in which the award was granted, (b) 1/3 of the award shall vest on the anniversary of the first vesting date, and (c) the remaining 1/3 of the award shall vest on the second anniversary of the first vesting date. To the extent the Recipient has not been employed by the Company continuously from the Award Date to the applicable vesting date, the portion of the Award that would have been eligible to vest according to the schedule above during the fiscal year in which the Recipient’s employment terminated, and that is not forfeited pursuant to Section 1(c) of this Agreement, shall vest as follows: (i) in the event the Recipient’s employment terminated due to the Recipient’s retirement on any date that is on or after the Recipient’s retirement eligibility date, the applicable portion of the Award shall vest on a prorated basis calculated based on Recipient’s days of continuous employment from the first day of the fiscal year in which the applicable vesting date will occur through the date Recipient’s employment terminated; and (ii) in the event the Recipient’s employment terminated due to the Recipient’s disability or death, the remaining unvested portion of the Award shall vest at the target amount.

	Grant Date	Year 1 Vesting Date	Year 2 Vesting Date	Year 3 Vesting Date
Year
LTI Grant Awarded	$
LTI Award Vested at Target		$	$	$

(c)    Adjustment and Payout of Award Based on Performance. For each fiscal year performance period included in the Agreement (the "Performance Period"), the Award shall be adjusted as follows.

(i)    Adjustment Based on Operating Income. 100% of the Award (the "Operating Income Component") is subject to increase or forfeiture (and if forfeited the Recipient shall have no right to receive the related cash payment) based on the

“Operating Income” as defined below. If results are between data points, the percentage of the Award payable shall be determined by interpolation between data points.

		Operating Income Target for Columbia Sportswear Company
		Fiscal Year ####	Fiscal Year ####	Fiscal Year ####
		USD $###	USD $###	USD $###

Result Achieved	% of Long Term Incentive Target Earned	Vesting Date	Vesting Date	Vesting Date
<80% of Target	0%	$0	$0	$0
80% of Target	50%	$	$	$
100% of Target	100%	$	$	$
≥120% of Target	150%	$	$	$

"Operating Income" means the annual income from Columbia Sportswear Company operations for the fiscal year in the Performance Period as set forth in the audited consolidated financial statements of Columbia Sportswear Company.

(ii) Treatment on Termination of Service; Payout of Award. If the Recipient ceases to be an employee of the Company prior to an annual vesting date, and such termination of employment is not due to the Recipient’s death or disability, or on any date that is on or after the Recipient’s retirement eligibility date, the Recipient shall immediately forfeit any unvested portion of the Award. In the event the Recipient terminates on any date that is on or after the Recipient’s retirement eligibility date, the Recipient’s Award shall not be immediately forfeited and shall instead be eligible to vest on a prorated basis as provided in Section 1(b) of this Agreement. Payment of the vested award, including following the Recipient’s retirement, subject to adjustment based on “Operating Income”, will occur prior to the end of the month of February in the year following the vesting date. For purposes of this Agreement, “retirement” shall have the same meaning as provided in the applicable policy maintained by the Company for the benefit of the Recipient or, in the absence of such policy, as determined by the Board in its discretion in accordance with applicable law. In the event the Recipient ceases to be an employee of the Company due to the Recipient’s death or disability, the Recipient’s Award shall not be immediately forfeited and shall instead vest at the target amount as provided in Section 1(b) of this Agreement, and shall be paid out as soon as practicable to the beneficiary(ies) stated by the Recipient in the Nominee (beneficiary) form.

This Agreement, together with the Plan, embodies the complete Agreement and understanding among the parties with respect to the subject matter hereof and supersedes and pre-empts any prior written or oral understandings, agreements or representations by or among any of the parties that may have related to the subject matter hereof. In the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
In witness whereof, the parties hereto have executed this Agreement as of the date mentioned above.

Participant

Signature: ______________________

Name (Print): ___________________

Title: ___________________

Date: _______________

NOMINEE FORM

Application of appointment of Beneficiary under the Long Term Cash Incentive Plan

To: Columbia Sportswear Company
14375 NW Science Park Dr
Portland OR 97229

I, ____________________, a participant of the Columbia Sportswear Company’s Long Term Cash Incentive Plan, hereby appoint the following person(s) as my beneficiary(ies) of this Plan in case of my demise in advance of availing all of the eligible benefits under the Plan.

Name & Address	SSN# or other ID#	Relationship	Date of birth	Share of Benefits (expressed as a percentage of total benefits)

Participant

Signature:      ______________________

Name (Print):     ______________________

Signed at:     __________________(location), on _____________(date).

Witness:

Signature:         ____________________________

Name:            ____________________________

Address:         ________________________________________________________

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